Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is by and between ASHFORD HOSPITALITY ADVISORS, LLC, a limited liability company organized under the laws of the State of Delaware and having its principal place of business at Dallas, Texas (the “Company”), a wholly-owned subsidiary of ASHFORD INC., a corporation organized under the laws of the State of Nevada and having its principal place of business at Dallas, Texas (“AINC”), and DERIC S. EUBANKS, an individual residing in Dallas, Texas (the “Executive”), and is dated to be effective January 1, 2023 (the “Effective Date”). The Executive and the Company are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”
RECITALS:
WHEREAS, the Executive currently is employed by the Company pursuant to that certain Amended and Restated Employment Agreement dated September 13, 2017 (the “Current Employment Agreement”); and
WHEREAS, the Parties mutually desire to amend and restate the Current Employment Agreement in its entirety and to continue the Executive’s employment with the Company on the terms and conditions specified herein; and
WHEREAS, this Agreement shall therefore supersede and replace the Current Employment Agreement in its entirety;
NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:
AGREEMENT:
1.EMPLOYMENT.
(a)POSITION. During the Term (defined in Section 2(a) below), the Executive shall be employed by the Company to serve as Chief Financial Officer (“CFO”) of the Company, AINC, Ashford Hospitality Trust, Inc. (“Ashford Trust”), and Braemar Hotels & Resorts Inc. (“Braemar”). In addition to the foregoing, the Executive shall serve the subsidiaries and affiliates of the Company, AINC, Ashford Trust, Braemar, and any other entities advised by AINC or its affiliates, and any such advised entities’ affiliates (each, an “Ashford Advised Entity” and collectively, the “Ashford Advised Entities”) in these or other offices and capacities, including as a consultant to such entities, in each case upon the reasonable request of the Company or AINC. If the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation provided herein shall not be reduced for so long as the Executive otherwise remains employed by the Company under the terms of this Agreement.
(b)RESPONSIBILITIES. The Executive’s principal employment duties and responsibilities shall be those duties and responsibilities customary for the position of CFO and such other executive duties and responsibilities as the Chief Executive Officer of AINC (“AINC CEO”) or the Board of Directors of AINC (the “AINC Board”) shall from time to time reasonably assign to the Executive, and the Executive shall comply with and, where applicable, enforce the personnel, ethical, and operational policies and procedures of the Company and its affiliates. With respect to Ashford Trust and Braemar, the Executive shall be required to follow all directives of the AINC CEO relating to the performance of the Company’s responsibilities pursuant to the applicable advisory agreements with each of Ashford Trust and Braemar, as may be amended, unless doing so would conflict with his fiduciary duties to Ashford Trust or Braemar, as applicable. The Executive shall report directly to the AINC CEO or such person(s) as the AINC CEO may designate from time to time.
(c)EXTENT OF SERVICES. Except for illnesses and vacation periods, the Executive shall devote substantially all of his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement and shall not be otherwise employed. However, the Executive may (i) make any passive investments where he is not obligated or required to, and shall not in fact, devote material managerial efforts, (ii) participate in charitable, academic or community activities or in trade or professional organizations, (iii) hold directorships in charitable or non-profit organizations, or (iv) subject to AINC CEO and AINC Board approval (which approval shall not be unreasonably withheld or withdrawn), hold directorships in for profit companies, except only that the AINC CEO or the AINC Board shall have the right to limit such services as a director or such participation whenever the AINC CEO or the AINC Board shall reasonably believe that the time spent on such activities infringes in any material respect upon the time required by the Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties.
2.TERM.
(a)TERM. Subject to earlier termination pursuant to Section 6, the initial term of this Agreement shall be from the Effective Date through December 31, 2026 (the “Initial Term”), provided, that the Initial Term shall be automatically extended for successive one-year periods (each such period an “Extension Term”) unless either the Executive or the Company provides a written notice of non-extension (a “Notice of Non-Extension”) to the other at least sixty (60) days before the end of the Initial Term or, if applicable, the then-current Extension Term. The “Term” is the actual duration of the Executive’s employment under this Agreement taking into account any Extension Term and any termination of the Term before expiration of the Initial Term or any Extension Term pursuant to Section 6.
(b)EFFECT OF NON-EXTENSION. For purposes of Sections 7(b), 7(c), and 8, a termination of the Executive’s employment by reason of a Notice of Non-Extension given by the Company shall be considered a termination without Cause and a termination of the Executive’s employment by reason of a Notice of Non-Extension given by the Executive shall be considered a termination without Good Reason.

3.SALARY. During the Term, the Company shall pay the Executive a Base Salary (defined below), prorated for any partial period, which shall be payable in periodic installments according to the Company’s normal payroll practices. As of the Effective Date, the Executive’s Base Salary is $700,000.00. The AINC Board or a compensation committee duly appointed by the AINC Board (the “Compensation Committee”) shall review the Base Salary annually to determine in its sole discretion whether and to what extent the Base Salary may be adjusted (but never downward without the Executive’s consent). The “Base Salary” is the annualized amount established and adjusted from time to time pursuant to this Section 3.
4.BONUS AND INCENTIVE AWARDS.
(a)CASH INCENTIVE BONUS. In calendar year 2023 and thereafter for each full calendar year during the Term, the Executive will be eligible to receive a cash incentive bonus (the “Cash Incentive Bonus”) as determined in the sole discretion of the Compensation Committee based on its assessment of the level of accomplishment of personal, management, or performance objectives established by the Compensation Committee on an annual basis. The targeted Cash Incentive Bonus is 60% to 175% of the Base Salary.
(b)OTHER INCENTIVE BONUS. In calendar year 2023 and thereafter for each full calendar year during the Term, the Executive will be eligible to receive an award under AINC’s or an Ashford Advised Entity’s equity incentive plans, as they may be amended or established from time to time, or other equity-based award in the Company, AINC, any Ashford Advised Entity, or any of its or their affiliates (each, an “Ashford-Related Entity” and collectively, the “Ashford-Related Entities”) (the “Other Incentive Bonus”), as determined in the sole discretion of the Compensation Committee based on its assessment of the level of accomplishment of personal, management, or performance objectives established by the Compensation Committee. Any Other Incentive Bonus will be granted in the form of equity- or deferred cash-based awards on such terms and conditions as the Compensation Committee shall determine in its sole discretion. As of the Effective Date, and subject to any change hereafter made in the sole discretion of the Compensation Committee, each Other Incentive Bonus that is not immediately vested will be subject to a three (3) year vesting schedule.
(c)PAYMENT OR GRANTING OF BONUSES. Notwithstanding anything contained in this Agreement to the contrary, the Executive acknowledges and agrees that the decision to grant the Executive a Cash Incentive Bonus (including the amount) or an Other Incentive Bonus (including the types, amounts, and assigned values given with respect thereto and the terms and conditions thereof, including any holding or vesting periods) is subject to the sole discretion of the AINC CEO or the Compensation Committee. Any Cash Incentive Bonus or Other Incentive Bonus, will be paid or granted as soon as reasonably practicable during the calendar year following the calendar year to which such bonus relates, but generally not later than April 30th, provided, that, except as specifically provided to the contrary in Sections 7(a) or (b) or 8(b)(ii), to be eligible to receive any Cash Incentive Bonus or Other Incentive Bonus, the Executive must be employed by the Company at the time the Cash Incentive Bonus or Other Incentive Bonus, is to be paid or granted and, with respect to the Other Incentive Bonus, the

Executive must be employed by the Company on the scheduled vesting dates in order for the Other Incentive Bonus to vest.
5.BENEFITS.
(a)VACATION. The Executive will be entitled to paid vacation in conformance with the Company’s vacation policy for senior executives but in no event less than four (4) weeks of paid vacation per calendar year. Vacation time not used within the calendar year will not carry forward. The Executive shall not be entitled to cash in lieu of any unused vacation time except as specifically provided in Section 7(a).
(b)SICK LEAVE. The Executive shall be entitled to paid sick leave in accordance with the sick leave policies of the Company in effect for other senior executive officers.
(c)EMPLOYEE BENEFITS. The Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in other benefits maintained by the Company or AINC for its senior executive officers, as such benefits may be modified from time to time and for all such employees, such as, without limitation, any medical, dental, vision, pension, 401(k), deferred compensation, accident, disability, and life insurance benefits, on a basis not less favorable than that applicable to other senior executives of the Company or AINC. The Executive will also be entitled to appropriate office space, administrative support, secretarial assistance, and such other facilities and services as are suitable to the Executive’s positions and as required for the performance of the Executive’s duties.
(d)EXPENSES. The Executive will be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis not less favorable than that applicable to other senior executives of the Company or AINC, including, without limitation, telephone (including in-home, office and cellular telephone, DSL and/or wi-fi costs), travel and entertainment expenses incurred by the Executive in connection with the business of the Company, promptly upon the presentation by the Executive of supporting receipts or documentation, provided, that in no event shall the Executive submit any required documentation later than sixty (60) days after the end of the calendar year in which such expense was incurred. Any such reimbursement shall be made as soon as reasonably practicable but in no event later than the 15th day of the third month following the calendar year in which the applicable expense was incurred.
(e)D&O INSURANCE COVERAGE. During and for a period three (3) years after the Term, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer of the Company, AINC, and any of the other Ashford-Related Entities, on a basis no less favorable to him than the coverage provided current officers or directors.

6.TERMINATION.
(a)TERMINATION EVENTS. The Executive’s employment with the Company and the Term shall terminate upon the earliest to occur of the following: (i) the Executive’s death or Disability (defined in Section 6(b) below); (ii) the termination of the Executive’s employment by the Company with Cause (defined in Section 6(c) below) or without Cause; (iii) the termination of the Executive’s employment by the Executive with Good Reason (defined in Section 6(d) below) or without Good Reason; or (iv) the end of the then-current period of the Term after the timely provision by either Party to the other Party of a Notice of Non-Extension.
(b)DISABILITY. As used in this Agreement, “Disability” shall mean the Executive’s inability to perform the essential functions of his duties, with or without reasonable accommodation, for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both the Executive (or his guardian) and the Company, provided, that if the Executive and the Company do not agree on a physician, the Executive (or his guardian) and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disability shall not constitute Good Reason, a breach of this Agreement by the Company, or a termination of the Executive’s employment.
(c)CAUSE. For purposes of this Agreement, “Cause” means a determination by the Company in its sole discretion of acts of omissions of the Executive at any time which constitute, or the occurrence or existence at any time, of any of the following:
(i)a willful breach of duty involving disloyalty, dishonesty (other than inadvertent acts or omissions), fraud, theft, or embezzlement, which is materially detrimental to the Company, Ashford Inc. or any entity advised by the Company, except as permitted in Section 1(b);
(ii)a material violation of the personnel, ethical, and operational policies and procedures of the Company and its affiliates;
(iii)subject to Section 1(b), the failure or refusal to perform, carry out, or comply with the lawful directives of the AINC CEO, the officer to whom the Executive reports, or the AINC Board related to the reasonable job duties as chief financial officer, provided, that if there is an inconsistency in directives given by the AINC Board as compared to a directive from the AINC CEO, the AINC Board directives shall control;
(iv)the material neglect of, or material failure or refusal to substantially perform, the explicitly stated duties and responsibility of his position as chief financial officer (other than by reason of documented illness or injury or Disability or in connection with a period of paid leave or approved leave of absence), including the Executive’s chronic absence from work;
(v)gross negligence or willful misconduct in the performance of his duties and responsibilities under this Agreement;
(vi)willful conduct by the Executive that has had or could reasonably be expected to have a material adverse effect on Ashford Inc. or any entity advised by the Company, whether monetarily, reputationally, or otherwise, or on his ability to function in his assigned role taking into account his position, duties, and responsibilities and the nature of the business of Ashford Inc. or any entity advised by the Company;
(vii)the failure or refusal to cooperate with any investigation or inquiry authorized by any of the Ashford-Related Entities or conducted by a governmental or regulatory authority related to any of the Ashford-Related Entities’ business or the Executive’s conduct related to any of the Ashford-Related Entities;
(viii)a material breach of this Agreement or other written agreement between the Executive and any of the Ashford-Related Entities; or
(ix)the Executive’s conviction of, or entry of a plea agreement or similar arrangement to, a felony (exclusive of a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing criminal liability upon the Executive on a PER SE basis due to any offices held by the Executive pursuant to the terms of this Agreement, so long as any act or omission of the Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the AINC CEO or the AINC Board except as permitted in Section 1(b)).
Before exercising its right to terminate the Executive’s employment with Cause in whole or part under clauses (i), (ii), (iii), or (iv), the Company must provide written notice to the Executive of its intent to do so, and that notice shall describe in reasonable detail the condition(s) believed to constitute Cause under such provision(s) (though in no event shall the Company be required to provide more than one such notice as to the same, or similar recurring conduct, act, or omission) and provide the Executive with a reasonable period of time to cure the condition(s) (the “Cure Period”), unless the Company reasonably determines that such condition is not reasonably capable of being cured. A thirty (30)-day Cure Period shall be presumptively reasonable. Any attempt by the Executive to cure a stated Cause condition shall not be deemed an admission by the Executive that the stated condition existed or constitutes Cause. Nothing in this Section 6(c) precludes discussions between the Executive and the Company, or personnel actions by the Company short of termination of employment, regarding such condition(s). For purposes of this Section, no act, or failure to act, on the Executive’s part will be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company, Ashford Inc. or the entities advised by the Company, as applicable. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the AINC Board, a directive of the AINC CEO, or based upon the advice of outside counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company, Ashford Inc. or the entities advised by the Company, as applicable.
(d)GOOD REASON. For purposes of this Agreement, “Good Reason” means the existence of one or more of the following conditions arising on or after the Effective Date without the consent of the Executive, as determined in a manner consistent with Treasury Regulation § 1.409A-1(n)(2)(ii):
(i)the assignment to the Executive of any duties, responsibilities, or reporting requirements inconsistent with Section 1(b), or any material diminishment, on a cumulative basis, of the Executive’s overall authority, duties, or responsibilities;
(ii)a reduction in the Executive’s Base Salary or targeted Cash Incentive Bonus, provided, that a reduction in the Executive’s Base Salary alone shall not be considered Good Reason if the reduction is the result of a generally applicable reduction and does not exceed the percentage reduction in the base salaries of similarly situated senior executives of the Company and its affiliates;
(iii)the requirement by the Company that the principal place of business at which the Executive performs his duties be changed to a location outside the greater Dallas metropolitan area; or
(iv)any other material breach by the Company of this Agreement.
To exercise his option to terminate employment with Good Reason, the Executive must provide written notice to the Company of his belief that Good Reason exists within sixty (60) days of the initial occurrence of the condition(s) giving rise to the Good Reason, and that notice shall describe in reasonable detail the condition(s) believed to constitute Good Reason. The Company shall have thirty (30) days to remedy the Good Reason condition(s). If not remedied within that thirty (30)-day period, or if the Company notifies the Executive that it does not intend to cure such condition(s) before the end of that thirty (30)-day period, the Executive may submit a Notice of Termination pursuant to Section 6(e); provided, that the Notice of Termination invoking the Executive’s right to terminate employment with Good Reason must be given no later than ninety-five (95) days after the initial occurrence of the condition(s) giving rise to the Good Reason. If the Executive does not either timely (x) provide written notice of his belief that Good Reason exists or (y) thereafter submit a Notice of Termination with Good Reason, then he will be deemed to have consented to or accepted the condition(s), or the Company’s cure of such condition(s), that may have given rise to the existence of Good Reason. Any attempt by the Company to cure a stated Good Reason condition shall not be deemed an admission by the Company that the stated condition existed or constitutes Good Reason.
(e)NOTICE OF TERMINATION. Any termination of the Executive’s employment (other than by reason of his death or the provision by either Party to the other Party of a Notice of Non-Extension) shall be communicated by a written Notice of Termination from the initiating Party to the other Party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice (i) indicating the specific termination provision in this Agreement relied upon; (ii) in the case of a termination with Cause by the Company or with Good Reason by the Executive, setting out in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision invoked; and (iii) setting out the Date of Termination (defined in Section 6(f) below). The failure by the Company or the Executive to set out in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive or preclude either of them from asserting such fact or circumstance in enforcing or defending their rights under this Agreement or otherwise.
(f)DATE OF TERMINATION. For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by reason of his death, the date of his death; (ii) if the Executive’s employment is terminated by reason of his Disability or by the Company with Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (iii) if the Executive’s employment is terminated by the Executive with Good Reason, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given and no later than thirty (30) days after the date of the Notice of Termination; (iv) if the Executive’s employment is terminated by the Company without Cause or by the Executive without Good Reason, sixty (60) days after the date the Notice of Termination is given; or (v) if the Executive’s employment is terminated by reason of the timely provision by either Party to the other Party of a Notice of Non-Extension, the last day of the Term; provided, that in the event of a termination pursuant to clauses (iii), (iv), or (v) above, the Company may accelerate the Date of Termination by paying the Executive his Base Salary for the period by which the Date of Termination is so accelerated and such acceleration shall not change the characterization of the termination under such clause.
7.EFFECTS OF TERMINATION.
(a)TERMINATION FOR ANY REASON. Upon termination of the Executive’s employment for any reason, the Company shall pay to the Executive: (i) the Executive’s earned but unpaid Base Salary through the Date of Termination; (ii) if the Executive’s employment is terminated for any reason other than by the Company with Cause, by the Executive without Good Reason, or by reason of a Notice of Non-Extension given by the Executive, any Cash Incentive Bonus determined by the Company and communicated to the Executive for the calendar year preceding the year in which the Date of Termination occurs to the extent not previously paid; (iii) reimbursement of all expenses through the Date of Termination as required pursuant to Section 5(d); and (iv) if the Executive’s employment is terminated for any reason other than by the Company with Cause and unless required by law that supersedes this Agreement, any accrued but unused vacation (or equivalent paid leave) through the Date of Termination, (collectively, the “Accrued Obligations”). The amounts in clauses (i), (ii), and (iv), if any, shall be paid at the time and in the manner required by applicable law but in no event later than thirty (30) business days after the Date of Termination, and the amount, if any, in clause (iii) shall be paid in accordance with Section 5(d).
(b)TERMINATION BY COMPANY WITHOUT CAUSE OR BY EXECUTIVE WITH GOOD REASON. In addition to the Accrued Obligations and subject to the Executive’s satisfaction of the requirements set forth in Section 7(f), in the event the Executive’s employment is terminated by the Company without Cause (including for this purpose, by reason of a Notice of Non-Extension given by the Company) or by the Executive with Good Reason, the Company shall pay or provide the Executive with the following severance benefits:
(i)The Company will pay the Executive at the time and in the manner set forth in Section 7(g) an amount equal to the Severance Multiple (defined below) times the sum of (x) the Base Salary in effect on the Date of Termination plus (y) the average Cash Incentive Bonus received by the Executive for the three (3) complete calendar years immediately prior to the Date of Termination, (the “Severance Payment”). The “Severance Multiple” for purposes of this Section 7(b)(i) is two (2).
(ii)The Company will pay the Executive at the time and in the manner set forth in Section 7(g) a pro-rated Cash Incentive Bonus in an amount equal to the product of (x) the amount of the Cash Incentive Bonus, if any, to which the Executive would have been entitled if the Executive’s employment had not been terminated and (y) a fraction, the numerator of which is the number of days in the applicable calendar year for which the Executive was employed through the Date of Termination and the denominator of which is the 365 days of the calendar year (the “Pro-Rated Bonus”).
(iii)If the Executive timely elects continued coverage under the Company’s group health plan pursuant to the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) and timely makes the premium payments, the Company will reimburse the Executive on a monthly basis for the cost of such premiums for himself and any of his eligible dependents until the earlier of (x) the date the Executive (or any of his eligible dependents with respect to such dependents) becomes eligible to participate in another group health plan or otherwise is no longer eligible for COBRA participation coverage and (y) eighteen (18) months of continued coverage (the “COBRA Benefit”).
(iv)The Company will reimburse the Executive on a monthly basis for the premium cost of life insurance and long-term disability insurance, if any, for the same level of such benefits that were provided to the Executive under the Company’s life insurance and long-term disability plans in effect as of the Date of Termination until the earlier of (x) the date the Executive becomes eligible to participate or is covered under another employer’s life insurance or long-term disability plan, as applicable, and (y) the 24th month following the Date of Termination (the “Limited Benefit Reimbursement”), provided, that the Executive provides proof to the Company on a monthly basis of the premium cost and payment thereof.
(v)Despite the termination of the Executive’s employment, all unvested Other Incentive Bonus awards held by the Executive will vest in full as of the Date of Termination (the “Accelerated Vesting”).
The Severance Payment, Pro-Rated Bonus, COBRA Benefit, Limited Benefit Reimbursement, and Accelerated Vesting, as applicable, are the “Severance Benefits”. Notwithstanding any other provision of this Agreement, the Executive shall not be entitled to receive or continue to receive any of the Severance Benefits (including under Sections 7(d) or 8(b)(ii)), and the Executive shall immediately repay to the Company upon written demand any Severance Benefits that already have been paid to him, if (I) he violates any of his continuing obligations under Sections 9, 10, 15, or 16(l); (II) any of the provisions of Sections 9, 10, or 16(l) are ever deemed to be void or unenforceable, with or without reformation, based on the application of the law of the state of the Executive’s residence (other than the State of Texas) at the time; or (III) the Company later determines in its reasonable discretion that a condition existed which, had the Company been fully aware of such condition, would have given the Company the right to terminate the Executive’s employment for Cause. For purposes of clarity only, the Executive (aa) shall not be entitled to receive any of the Severance Benefits if his employment is terminated by the Company with Cause; (bb) shall not be entitled to receive any of the Severance Benefits if his employment is terminated by the Executive without Good Reason (including for this purpose a Notice of Non-Extension given by the Executive) except as specifically provided for in Section 8(b)(ii); and (cc) shall not be entitled to receive any of the Severance Benefits if his employment is terminated by reason of his death or Disability except as specifically provided for in Section 7(d). The Executive agrees to inform the Company promptly of any event that would make himself or any of his eligible dependents ineligible for the COBRA Benefit or the Limited Benefit Reimbursement.
(c)TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. If the Executive terminates employment without Good Reason (including for this purpose, by reason of a Notice of Non-Extension given by the Executive) and complies with his obligations under Section 10(a), then in addition to the Accrued Obligations and subject to the Executive’s satisfaction of the requirements set forth in Section 7(f), the Company shall pay the Executive a non-compete payment (the “Non-Compete Payment”) equal to the sum of (x) the Base Salary in effect on the Date of Termination plus (y) the average Cash Incentive Bonus received by the Executive for the three (3) complete calendar years immediately prior to the Date of Termination. The Non-Compete Payment will be paid in twelve (12) substantially equal monthly installments (each of which installments may be made in the Company’s discretion over one or more of the Company’s payroll dates in such month) beginning in the first month after the month in which the Date of Termination occurs and ending on the earlier of the month in which the last such installment has been paid and, if applicable, the month in which the Executive violates any of his obligations under Section 10(a), provided, that the first installment payment shall be paid, without interest, on the Company’s first regular payroll date that is at least five (5) business days after the Release (defined in Section 7(f) below) has become fully enforceable and irrevocable and include any installments (or fraction thereof) that would have been paid had the first installment been payable on the Company’s first payroll date in the first month after the month in which the Date of Termination occurs, and provided further, that if any portion of the Non-Compete Payment constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (defined in Section 7(f) below) and the period in which the Executive has to review and revoke the Release begins in one calendar year and ends in another calendar year, the first installment of the Non-Compete Payment shall begin in such second calendar year and shall include payment of any amount that otherwise would be paid earlier absent this provision, and each payment hereunder shall be deemed a separate payment for purposes of Code Section 409A. The Executive shall not be entitled to receive or continue to receive the Non-Compete Payment, and the Executive shall immediately repay to the Company upon written demand any portion of the Non-Compete Payment that already has been paid to him, (x) if he violates or has violated his obligations under Section 10(a), but his obligations under Section 10(a) shall continue, or (y) if Section 10(a) is ever deemed to be void or unenforceable, with or without reformation, based on the application of the law of the state of the Executive’s residence (other than the State of Texas). The Company’s right to cease making or to recoup any portion of the Non-Compete Payment pursuant to this Section 7(c) shall be in addition to any other remedy at law or in equity to which the Company may be entitled.
(d)TERMINATION BY REASON OF DEATH OR DISABILITY. In addition to the Accrued Obligations and subject to the Executive’s satisfaction of the requirements set forth in Section 7(f), in the event the Executive’s employment is terminated by reason of his death or Disability, then the Executive (or his estate, spouse, or dependents, as applicable) shall be entitled to the Severance Benefits, provided, that the Severance Multiple for purposes of calculating the Severance Payment under this Section 7(d) is one (1).
(e)TERMINATION OF AUTHORITY; DEEMED RESIGNATION. Immediately upon the Date of Termination, notwithstanding anything else to the contrary contained herein or otherwise, the Executive (i) will stop serving the functions of his terminated or expired positions, and shall be without any of the authority or responsibility for such positions; and (ii) shall be deemed to have resigned from all other positions he then holds as an employee, officer, director, manager, trustee, fiduciary, committee member, or other service provider, of or for the Ashford-Related Entities, and any employee benefit plans of any of the foregoing entities.
(f)RELEASE OF CLAIMS. The Executive shall not be entitled to receive any of the Severance Benefits (including under Sections 7(d) or 8(b)(ii)) or the Non-Compete Payment unless (x) such termination of employment constitutes a Separation from Service (defined below), (y) the Executive (or his representative or estate, if applicable) executes and returns to the Company a separation agreement containing a waiver and release of claims in the form prescribed by the Company (the “Release”) on or prior to the 50th day following the Date of Termination, or such shorter time as may be prescribed in the Release, and (z) where applicable, such Release shall not have been timely revoked by the Executive. For purposes of this Agreement, “Separation from Service” means a separation from service within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder (“Code Section 409A”).
(g)CODE SECTION 409A AND PAYMENT TERMS.
(i)Subject to Section 7(b) and the Executive’s satisfaction of the requirements set forth in Section 7(f), (x) the Severance Payment, if any, shall be paid in one lump sum on the 60th day following the Date of Termination (or the next business day if such date is a weekend or holiday) and (y) the Pro-Rated Bonus, if any, shall be paid in one lump sum at the time the other cash incentive bonuses of the type described in Section 4(a) are paid to similarly situated senior executives of the Company and its affiliates.
(ii)Notwithstanding anything herein to the contrary, to the extent that the AINC Board reasonably determines, in its sole discretion, that any payment or benefit to be provided under this Agreement to or for the benefit of the Executive would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or a successor or comparable provision, the commencement of such payments and/or benefits shall be delayed until the earlier of (x) the date that is six (6) months following the Date of Termination or (y) the date of the Executive’s death, provided, that if at such time the Executive is a “specified employee” of the Company (as defined in Treasury Regulation Section 1.409A-1(i)) and if amounts payable under this Agreement are on account of an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(m)), the Executive shall receive payments during the six (6)-month period immediately following the Date of Termination equal to the lesser of (aa) the amount payable under this Agreement, as the case may be, or (bb) two (2) times the compensation limit in effect under Code Section 401(a)(17) for the calendar year in which the Date of Termination occurs (with any amounts that otherwise would have been payable under this Agreement during such six (6)-month period being paid on the first regular payroll date following the six (6)-month anniversary of the Date of Termination). For the purposes of this Agreement, amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.
(iii)Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (w) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (z) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
8.CHANGE OF CONTROL.
(a)CHANGE OF CONTROL. For purposes of this Section 8, a “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events:
(i)any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as modified in Section 12(d) and 14(d) of the Exchange Act), other than (A) AINC or any of its subsidiaries or any of its officers or directors, (B) any employee benefit plan of AINC or the Company or any of their subsidiaries, (C) a company owned, directly or indirectly, by stockholders of AINC in substantially the same proportions as their ownership of AINC, or (D) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of AINC representing 30% or more of the shares of voting stock of AINC then outstanding;

(ii)the consummation of any merger, reorganization, business combination or consolidation of AINC with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of AINC outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of AINC or the surviving company or the parent of such surviving company;
(iii)the consummation of the sale or disposition by AINC of all or substantially all of AINC’s assets, other than a sale or disposition if the holders of the voting securities of AINC outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets; or the stockholders of AINC approve a plan of complete liquidation or dissolution of AINC; or
(iv)individuals who, as of the Effective Date, constitute the AINC Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the AINC Board; provided, that any individual becoming a director subsequent to the date hereof whose election to the Board was approved or recommended to stockholders of AINC by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the AINC Board.
(b)CERTAIN BENEFITS UPON A CHANGE OF CONTROL.
(i)If a Change of Control occurs during the Term and the Executive’s employment is terminated on or before the first anniversary of the effective date of the Change of Control by the Company without Cause (including for this purpose, by reason of a Notice of Non-Extension given by the Company) or by the Executive with Good Reason, then in addition to the Accrued Obligations and the Severance Benefits, all outstanding equity-based awards granted to the Executive under any of AINC’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) or under any equity incentive plans of an Ashford Advised Entity shall become immediately vested and exercisable in full.
(ii)If a Change of Control occurs during the Term and the Executive’s employment is terminated on or before the first anniversary of the effective date of the Change of Control by the Executive without Good Reason (including for this purpose, by reason of a Notice of Non-Extension given by the Executive), then in addition to the Accrued Obligations and subject to the Executive’s satisfaction of the requirements set forth in Section 7(f), the Executive shall be eligible to receive the Pro-Rated Bonus at the time and in the manner set forth in Section 7(g), the COBRA Benefit, the Limited Benefit Reimbursement, and the Accelerated Vesting, provided, that the Accelerated Vesting shall be limited to any annual performance shares, restricted shares, LTIP units or options awarded before September 13, 2017 under any of AINC’s equity incentive plans or under any equity incentive plans of an Ashford Advised Entity. Any unvested portion of annual performance shares, restricted shares, LTIP units or options awarded on or after September 13, 2017 (including such awards granted to the Executive on or after September 13, 2017 under equity incentive plans of any Ashford Advised Entity) shall be forfeited by the Executive on the Date of Termination.
9.CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that the Executive has and will have access to confidential and proprietary information of the Ashford-Related Entities, which, in each case, constitute valuable, special, and unique assets of such entity. The term “Confidential Information” as used in this Agreement shall mean all proprietary information which is known only to the Executive, any Ashford-Related Entities, other employees of the Company, or others in a confidential relationship with any Ashford-Related Entities, and relating to the business of the Company, AINC or such other entity, as applicable (including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary company programs, sales, acquisitions, products, profits, costs, conditions (financial or other), cash flows, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time), which the Executive acquired or obtained by virtue of work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work.
The Executive acknowledges that the Company has put in place certain policies and practices to keep such Confidential Information secret, including disclosing the information only on a need-to-know basis. The Executive further acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort, and money and provides the Company with an advantage over competitors who do not know such Confidential Information. Finally, the Executive acknowledges that such Confidential Information, if revealed to or used for the benefit of the Company’s competitors or in a manner contrary to the Company’s interests, would cause extensive and immeasurable harm to the Company and to the Company’s competitive position.
The Executive shall not, during the Term or at any time thereafter, use for personal gain or detrimentally to any Ashford-Related Entities all or any part of the Confidential Information, or disclose or make available all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder. Notwithstanding the foregoing, the Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Executive or his agent; (ii) becomes available to the Executive in a manner that is not in contravention of applicable law from a source (other than any Ashford-Related Entities or one of its or their officers, employees, agents or representatives) that is not known by the Executive, after reasonable investigation, to be bound by a confidential relationship with any Ashford-Related Entities by a confidentiality or other similar agreement; or (iii) is required to be disclosed by law, court order or other legal process; provided, that in the event disclosure is required by law, court order or legal process, the Executive shall provide the Company, if legally permissible, with prompt notice of such requirement as set forth below in this Section 9.
The Executive acknowledges that the Confidential Information shall remain at all times the exclusive property of the Company, and no license is granted. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, or within seven (7) business days of the Company’s request under any other circumstances, the Executive shall deliver to the Company all Confidential Information, in any form whatsoever, including electronic formats, and shall not take with him any Confidential Information or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries in which the Company engages in business including, without limitation, markets, valuation methods and techniques, capital markets, investor relationships and similar items, and that the provisions of this Section 9 are not intended to restrict the Executive’s use of such previously acquired knowledge.
In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees, if legally permissible, to (a) promptly notify the Company of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement and (c) assist the Company in seeking a protective order or other appropriate remedy; provided, that the Executive shall not be required to take any action in violation of applicable laws. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.
By this Agreement, the Company is providing the Executive with rights that the Executive did not previously have. In exchange for the foregoing and the additional terms agreed to in this Agreement, the Executive agrees that: (i) he is being provided with access to Confidential Information to which he has not previously had access; and (ii) all goodwill developed with the Company’s clients, customers and other business contacts by the Executive is the exclusive property of the Company. The Executive waives and releases any claim that he should be able to use, for the benefit of any competing person or entity, client and customer goodwill or Confidential Information that was previously received or developed by the Executive while working for the Company.
10.RESTRICTIVE COVENANTS.
(a)NON-COMPETITION. During the Term and thereafter for the period beginning on his Date of Termination and ending on the first anniversary of his Date of Termination (such period the “Non-Competition Restriction Period”), the Executive shall not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner, or in any other individual or representative capacity, engage in any Competitive Business (defined below); provided, that the foregoing shall not prohibit or limit the Executive’s right to pursue and maintain passive investments allowed pursuant to Section 1(c), and provided further, that during the Non-Competition Restriction Period, the prohibition in this Section 10(a) extends only to the performance by the Executive, directly or indirectly, of the same or similar activities the Executive performed for the Company for or on behalf of a Competitive Business that take place anywhere in, or are directed at any part of, the Specified Geographical Area (defined below), or such other activities that by their nature are likely to lead to the disclosure of Confidential Information.
For purposes of this Section 10, (i) “Competitive Business” means (x) acquiring, investing in or with respect to, owning, leasing, managing or developing hotel properties or (y) originating or acquiring loans in respect of hotel properties; and (ii) “Specified Geographical Area” means the United States and any international market in which any of the Ashford-Related Entities conducts such business as of the Date of Termination, in each case where the Executive had duties or responsibilities in respect of or performed services for the Company, which the Parties stipulate is a reasonable geographical restriction because of the scope of the Company’s operations and the Executive’s duties and responsibilities. The Executive may not avoid the purpose and intent of this restriction by engaging in conduct within the Specified Geographical Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.
The Executive acknowledges that the services provided by the Executive are of a special, unique, and extraordinary nature. The Executive further acknowledges that his work and experience with the Company will enhance his value to a Competitive Business, and that the nature of the Confidential Information to which the Executive has immediate access and will continue to have access during the course of his employment makes it difficult, if not impossible, for him to engage in any Competitive Business without disclosing or utilizing the Confidential Information. The Executive further acknowledges that his work and experience with the Company places him in a position of trust with the Company.
(b)NON-SOLICITATION OF SERVICE OR CAPITAL PROVIDERS. During the Term and thereafter for the period beginning on his Date of Termination and ending on the second anniversary of his Date of Termination (such period the “Non-Solicitation Restriction Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise:
(i)(x) solicit, recruit, encourage, induce, persuade, or entice (or attempt to do any of the foregoing) any employees or individual service providers of any of the Ashford-Related Entities or any person who was an employee or individual service provider of any of the Ashford-Related Entities during the six (6) months preceding the Executive’s Date of Termination (each such person a “Subject Employee”) (I) to become employed or engaged by a Competitive Business, the Executive, or other entity with which the Executive is associated in any manner or (II) to leave the Subject Employee’s employment or engagement with any of the

Ashford-Related Entities; (y) hire or engage (or attempt to do so) or cause to be hired or engaged (or attempt to do so), or participate in any manner in the hiring or engagement of, any Subject Employee, including by suggesting, identifying, recommending, or endorsing any Subject Employee as a possible candidate for hire or engagement; or (z) deal with any Subject Employee in any way with respect to employment or engagement as a service provider. The Parties agree that (aa) the placement of general advertisements that may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards any employees, officers, agents or representatives of any of the Ashford-Related Entities (or any successor entities) shall not be deemed a breach of this Section 10(b)(i) and (bb) the employment or engagement of a Subject Employee by an entity that is not controlled by the Executive and whom the Executive did not (I) suggest, identify, recommend, or endorse as a possible candidate for hire or engagement or (II) solicit, recruit, encourage, induce, persuade, or entice (or in any manner attempt to do any of the foregoing) to terminate his or her employment or service-provider relationship with any of the Ashford-Related Entities or accept such employment or engagement with such entity shall not be deemed a breach of this Section 10(b)(i).
(ii)(x) solicit, recruit, encourage, induce, persuade, or entice (or attempt to do any of the foregoing) any investor, financier, or other capital provider (I) that he introduced to, or was introduced to by, any of the Ashford-Related Entities, or about whom he had access to Confidential Information, during the Term, and with whom any of the Ashford-Related Entities had a business relationship or (II) with whom any of Ashford-Related Entities had material discussions in respect of a business relationship and such discussions were known to the Executive, in either case as of, or during the six months preceding, the Executive’s Date of Termination, (each such person or entity an “Investor”) to (A) refrain from entering into, extending, or renewing a business relationship with any the Ashford-Related Entities or (B) divert any the Investor’s business from the Ashford-Related Entities; or (y) suggest, identify, recommend, endorse, introduce or facilitate the introduction of an Investor to any non-Ashford-Related Entities for the purpose of making an investment in or financial commitment to, or otherwise becoming a capital provider to, such non-Ashford-Related Entities, provided, that the restrictions in this Section 10(b)(ii)(x)(B) and (y) shall not apply to any (aa) commercial financial institution lender or (bb) Investor who has a pre-existing business relationship with the non-Ashford-Related Entity on whose behalf the Executive is making or facilitating the introduction and whose pre-existing business relationship with such non-Ashford-Related Entity is of the same type as the Investor’s business relationship with the Ashford-Related Entities.
The Executive acknowledges that the foregoing restrictions are reasonable and necessary given the nature of the business of the Ashford-Related Entities, the significant efforts and resources the Ashford-Related Entities have expended in creating and maintain relationships and goodwill with their employees, other service providers, and investors, and the scope of the Executive’s duties and responsibilities.
(c)NON-INTERFERENCE WITH COMPANY OPPORTUNITIES. The Executive understands and agrees that all business opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and its affiliated entities, and may not be converted to the Executive’s own use or converted by the Executive for the use of any person, firm, corporation, partnership, association or other entity or enterprise. Accordingly, the Executive agrees that during the Term, the Executive shall not, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, interfere with, solicit, pursue, or in any manner make use of any such business opportunities.
(d)NON-SOLICITATION OF CLIENTS. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, he will have access to much or all of the valuable information regarding the clients of the Ashford-Related Entities. The Executive understands and acknowledges that loss of those client relationships and/or goodwill will cause significant and irreparable harm to the Ashford-Related Entities. During the Term and the Non-Solicitation Restriction Period, the Executive therefore shall not, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with any of the Ashford-Related Entities’ current, former or prospective clients that he had contact with or was aware of Confidential Information related to for purposes of offering or accepting goods or services similar to or competitive with those offered by any of the Ashford-Related Entities.
(e)STANDSTILL. The Executive covenants and agrees that during the Term and thereafter through the second anniversary of his Date of Termination (such period, the “Standstill Period”), without the prior written consent of the Company, the Executive will not at any time, directly or indirectly, acquire, make any proposal or offer to acquire, or propose or facilitate the acquisition of, directly or indirectly, by purchase or otherwise, record or Beneficial Ownership of any equity securities of the Ashford-Related Entities, or securities of any of the Ashford-Related Entities that are convertible, exchangeable, redeemable or exercisable into such equity securities except those granted to him before the Effective Date in connection with his employment by the Company or granted to him as contemplated by this Agreement. During the Standstill Period, without the prior written consent of the Company, the Executive covenants and agrees that he will not at any time, directly or indirectly:
(i)enter into, agree to enter into, commence or submit any merger, consolidation, tender offer, exchange offer, business combination, share exchange, recapitalization, restructuring or other extraordinary transaction involving any of the Ashford-Related Entities, or any subsidiary or division thereof, or any of their respective securities or assets or take any action that would reasonably be expected to require any of the Ashford-Related Entities to make a public announcement regarding the possibility of any such transaction;
(ii)tender any equity securities of the Ashford-Related Entities into a tender or exchange offer commenced by a third party other than a tender or exchange offer that the Board of Directors of one of the Ashford-Related Entities has affirmatively publicly recommended to such Ashford-Related Entity’s stockholders that such stockholders tender into such offer and has not publicly withdrawn or changed such recommendation (and in the case of such a withdrawal or change of recommendation, it shall not be a breach of this clause (ii) if the tendered or exchanged securities are withdrawn prior to the expiration of such tender or exchange offer);
(iii)(x) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to vote any securities of any of the Ashford-Related Entities under any circumstances, or deposit any securities of any of the Ashford-Related Entities in a voting trust or subject them to a voting agreement, pooling agreement or other agreement of similar effect, (y) seek to advise or influence any person with respect to the voting of any securities of any of the Ashford-Related Entities (other than to vote as recommended by Board of Directors of any of the Ashford-Related Entities), or (z) grant any proxy with respect to any equity interests of any of the Ashford-Related Entities (other than to the applicable Ashford-Related Entity or a person specified by such Ashford-Related Entity in a proxy card provided to stockholders of such Ashford-Related Entity);
(iv)form, join or in any way participate in a “group” (as that term is used for purposes of Rule 13d-5 or Section 13(d)(3) of the Exchange Act) with respect to any equity securities of any of the Ashford-Related Entities;
(v)form or publicly disclose any intention, plan or arrangement to change any of the members of the Board of Directors or executive officers of any of the Ashford-Related Entities, any of the executive officers of any Ashford-Related Entity, or any of the governing documents of any of the Ashford-Related Entities;
(vi)call, request the calling of, or otherwise seek or submit a written request for the calling of a special meeting of, or initiate any stockholder proposal for the election of any director or any other action by, the stockholders of any of the Ashford-Related Entities;
(vii)make a public announcement in connection with seeking to influence or control the management of the Board of Directors, or the policies, affairs or strategy of any of the Ashford-Related Entities;
(viii)form or disclose any intention, plan or arrangement inconsistent with the foregoing;
(ix)advise, assist or encourage, or enter into any arrangements with, any other persons in connection with any of the matters set forth in this Section 10(e); or
(x)publicly request the Company to amend or waive any provision of this Section 10(e).
For purposes of this Section 10(e), “Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” have the meanings set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that for purposes of determining whether the Executive is a Beneficial

Owner of a security, the Executive shall be deemed to be the Beneficial Owner of any securities which may be acquired by the Executive pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing); provided further, that for purposes of calculating the percentage of fully diluted shares of any of the Ashford-Related Entities Beneficially Owned by the Executive, all equity interests which may be acquired by the Executive shall be deemed to be outstanding shares of such applicable Ashford-Related Entity.
(f)REASONABLE RESTRAINTS. The Executive agrees that the restraints imposed upon him pursuant to this Section 10 are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Parties further agree that, in the event that any provision of this Section 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
11.NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding anything in this Agreement or any such plan, policy, practice or program noted above to the contrary, the timing of all payments pursuant to this Agreement or any such plan, policy, practice or program shall be subject to the timing rules specified in Section 7(g) of this Agreement.
12.FULL SETTLEMENT. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as expressly provided, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 30 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all reasonable legal fees and expenses which the Executive or his beneficiaries may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive or his beneficiaries about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(a) of the Code to the extent permitted by Code Section 409A. The preceding sentence shall not apply with respect to any such contest if the court having jurisdiction over such contest determines that the Executive’s claim in such contest is frivolous or maintained in bad faith. This reimbursement obligation shall remain in effect following the Executive’s termination of employment for the applicable statute of limitations period relating to any such claim, and the amount of reimbursements hereunder during any tax year shall not affect the expenses eligible for reimbursement in any other tax year. Such reimbursements are intended to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv)(A).
13.DISPUTES.
(a)EQUITABLE RELIEF. The Executive acknowledges and agrees that upon any breach by the Executive of his obligations under Sections 9 or 10 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief. In the event an enforcement remedy is sought for a breach of Section 10, the Non-Competition Restriction Period and the Non-Solicitation Restriction Period, as applicable, shall be suspended and shall not run in favor of the Executive from the time the Executive first breached any of his obligations under Section 10 until the time when the Executive ceases such breach.
(b)ARBITRATION. Excluding only requests for equitable relief by the Company under Section 13(a) of this Agreement, in the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the Parties shall not have resolved such claim or dispute within sixty (60) days after written notice from one Party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator mutually agreed upon by the Parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Neither Party shall have the right to claim or recover punitive damages. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either Party.
14.INDEMNIFICATION. The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company (or another Ashford-Related Entity as may be applicable) or entity to be created by, or spun-off from, any Ashford-Related Entity. The Company’s obligations under this Section 14 shall be in addition to any other indemnification rights to which the Executive may be entitled.
15.COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that, for a period of one (1) year following his termination of employment, he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration the Executive’s other commitments, including business and family matters, and the Executive shall be compensated at a reasonable hourly or PER DIEM rate to be agreed by the Parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.
16.GENERAL.
(a)NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other Party hereto in accordance with this Section 16(a).
If to the Company, to:     Ashford Hospitality Advisors, LLC
14185 Dallas Parkway, Suite 1200
Dallas, Texas 75254
Attn: Chief Executive Officer
with a copy to:    Ashford Inc.
14185 Dallas Parkway, Suite 1200
Dallas, Texas 75254
Attn: General Counsel
and
Ashford Inc.
14185 Dallas Parkway, Suite 1200
Dallas, Texas 75254
Attn: Lead Director
If to the Executive, at his last residence shown on the records of the Company,

with a copy to:         Deric Eubanks
7158 Briar Cove Dr.
                Dallas, TX 75254
                javbrod@gmail.com
Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, and (iii) if mailed, two (2) days after being mailed as described above.
(b)SEVERABILITY. Other than as provided in Section 18, if any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.
(c)WAIVERS. Except as provided in Section 6(d), no delay or omission by either Party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
(d)COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
(e)ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company except in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), in which case such successor shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.
(f)ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof, and may not be amended except by a written instrument hereafter signed by the Executive and the Company.
(g)GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law, except where federal law may preempt the application of state law and except with respect to Section 13(b) which is subject to the Federal Arbitration Act. The Parties submit and consent to the exclusive jurisdiction, including removal jurisdiction, of and venue in the state and federal courts located in Dallas County, Texas.
(h)CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction.
(i)PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH. Any amounts due hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.
(j)CONSULTATION WITH COUNSEL. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that neither the Company nor AINC has made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.
(k)WITHHOLDING AND DEDUCTIONS. With respect to any payment to be made to the Executive under this Agreement or otherwise in connection with his employment, the Company (or an affiliate making the payment) shall deduct, where applicable, any amounts authorized by the Executive and permissible under applicable law, and shall withhold and report all amounts required to be withheld and reported by applicable law. The Company shall be entitled to rely on the opinion of counsel if any questions as to the amount or requirement of deductions or withholding shall arise.
(l)NON-DISPARAGEMENT. Subject to Section 17, the Executive agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company, AINC or their affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Subject to Section 17, the Company agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason), the Company’s and AINC’s directors, officers or other employees will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his family or his business or reputation; provided, that the Company and AINC shall have no liability for any communication by its employees (other than its officers) that violates this non-disparagement clause, unless an officer of the Company or AINC is made aware of such communication and fails to take appropriate action to enforce this non-disparagement clause on behalf of the Company and AINC.
(m)CODE SECTION 409A. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under Code Section 409A. The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of or excise tax under Code Section 409A. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision.
(n)SURVIVAL. The termination of the Executive’s employment shall not impair the rights or obligations of either Party that have accrued prior to such termination or which by their nature or terms survive the expiration or termination of the Term, including without limitation the Executive’s obligations under Sections 9, 10, 13, 15, and 16(l).
17.PERMITTED ACTIVITIES. Nothing in this Agreement or any policy of the Company or an affiliate is intended to, or does, prohibit any of the Company or any of its affiliates or the Executive from (i) reporting to, communicating with, responding to an inquiry from, cooperating with, providing truthful information to, or otherwise participating in an investigation being conducted by any law enforcement agency, governmental agency, or regulatory body (such as the U.S. Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the U.S. Department of Labor, or another federal or state law enforcement, regulatory, or fair employment practices agency) regarding a possible or alleged violation of law or regulation and, with respect to the Executive, without prior authorization of or notice to the Company; (ii) giving truthful testimony or making truthful statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iii) otherwise responding truthfully in response to inquiries by law enforcement agencies, governmental agencies, or regulatory bodies; or (iv) with respect to the Executive, pursuant to 18 U.S.C. § 1833(b), disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law, or if the disclosure is made in a document filed under seal in a lawsuit or other proceeding, and a party cannot be held criminally or civilly liable under any federal or state trade secret law for such a disclosure.

18.EFFECT OF CERTAIN CHANGES IN APPLICABLE LAW. Notwithstanding any provision of this Agreement to the contrary, in the event that any of Sections 10 (a), (b), (d), or (e) are, become, or are found by a court, governmental agency, regulatory body, or adjudicative body to be, invalid, illegal or unenforceable in any respect under any law or regulation (other than by reason of such provision being extended over too great a time, too large a geographic area or too great a range of activities) after the expiration or termination of the Term and the Executive otherwise is entitled to receive or continue to receive any payments or benefits pursuant to Section 7(b), (c), or (d) (unless by reason of the Executive’s death) or Section 8, the Parties agree that the Company shall have no obligation to provide or continue to provide any such payments or benefits but that all other provision of this Agreement shall remain in effect. Further, notwithstanding any provision of this Agreement to the contrary, in the event that any of Sections 10 (a), (b), (d), or (e) are, become, or are found by a court, governmental agency, regulatory body, or adjudicative body to be, invalid, illegal or unenforceable in any respect under any law or regulation (other than by reason of such provision being extended over too great a time, too large a geographic area or too great a range of activities) during the Term, the Parties agree that this Agreement shall be automatically amended without further action of the Parties as follows:
(a)Section 2 of this Agreement shall read in its entirety as follows:
“2.    TERM. The “Term” is the actual duration of the Executive’s employment under this Agreement.”
(b)The third sentence of Section 3 of this Agreement shall read as follows: “The AINC Board or a compensation committee duly appointed by the AINC Board (the “Compensation Committee”) shall review the Base Salary annually to determine in its sole discretion whether and to what extent the Base Salary may be adjusted.”
(c)The second sentence of Section 4(c) of this Agreement shall read as follows: “Any Cash Incentive Bonus or Other Incentive Bonus, will be paid or granted as soon as reasonably practicable during the calendar year following the calendar year to which such bonus relates, but generally not later than April 30th, provided, that to be eligible to receive any Cash Incentive Bonus or Other Incentive Bonus, the Executive must be employed by the Company at the time the Cash Incentive Bonus or Other Incentive Bonus, is to be paid or granted and, with respect to the Other Incentive Bonus, the Executive must be employed by the Company on the scheduled vesting dates in order for the Other Incentive Bonus to vest.”
(d)Section 6 of this Agreement shall read in its entirety as follows:
“6.    TERMINATION.
(a)    TERMINATION EVENTS. The Executive’s employment with the Company and the Term shall terminate upon the earliest to occur of the following: (i) the Executive’s death or Disability (defined in Section 6(b) below); (ii) the termination of the Executive’s employment by the Company for any reason; or (iii) the termination of the Executive’s employment by the Executive for any reason.

(b)    DISABILITY. As used in this Agreement, “Disability” shall mean the Executive’s inability to perform the essential functions of his duties, with or without reasonable accommodation, for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both the Executive (or his guardian) and the Company, provided, that if the Executive and the Company do not agree on a physician, the Executive (or his guardian) and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disability shall not constitute a breach of this Agreement by the Company or a termination of the Executive’s employment.
(c)    NOTICE OF TERMINATION. Any termination of the Executive’s employment (other than by reason of his death) shall be communicated by a written Notice of Termination from the initiating Party to the other Party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice (i) indicating the specific termination provision in this Agreement relied upon; and (ii) setting out the Date of Termination (defined in Section 6(d) below).
(d)    DATE OF TERMINATION. For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by reason of his death, the date of his death; (ii) if the Executive’s employment is terminated by reason of his Disability, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (iii) if the Executive’s employment is terminated by the Executive, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given and no later than thirty (30) days after the date of the Notice of Termination; (iv) if the Executive’s employment is terminated by the Company, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given and no later than thirty (30) days after the date of the Notice of Termination; provided, that in the event of a termination pursuant to clauses (iii) above, the Company may accelerate the Date of Termination by paying the Executive his Base Salary for the period by which the Date of Termination is so accelerated and such acceleration shall not change the characterization of the termination under such clause.”
(e)Section 7 of this Agreement shall read in its entirety as follows:
“7.    EFFECTS OF TERMINATION.
(a)    TERMINATION FOR ANY REASON. Upon termination of the Executive’s employment for any reason, the Company shall pay to the Executive: (i) the Executive’s earned but unpaid Base Salary through the Date of Termination; (ii) reimbursement of all expenses through the Date of Termination as required pursuant to Section 5(d); and (iii) any accrued but unused vacation (or equivalent paid leave) through the Date of Termination to the extent required by law or pursuant to written Company policy. The amounts in clauses (i) and (iii), if any, shall be paid at the time and in the manner required by applicable law but in no event later than thirty (30) business days after the Date of Termination, and the amount, if any, in clause (ii) shall be paid in accordance with Section 5(d).
(b)    [INTENTIONALLY OMITTED]
(c)    [INTENTIONALLY OMITTED]
(d)    [INTENTIONALLY OMITTED]
(e)    TERMINATION OF AUTHORITY; DEEMED RESIGNATION. Immediately upon the Date of Termination, notwithstanding anything else to the contrary contained herein or otherwise, the Executive (i) will stop serving the functions of his terminated or expired positions, and shall be without any of the authority or responsibility for such positions; and (ii) shall be deemed to have resigned from all other positions he then holds as an employee, officer, director, manager, trustee, fiduciary, committee member, or other service provider, of or for the Ashford-Related Entities, and any employee benefit plans of any of the foregoing entities.
(f)    [INTENTIONALLY OMITTED]
(g)    REIMBURSEMENT/IN-KIND BENEFIT. Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder (“Code Section 409A”), including, where applicable, the requirement that (w) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (z) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(f)Section 8 shall read in its entirety as follows: “[INTENTIONALLY OMITTED]”
(g)Any of Sections 10 (a), (b), (d), or (e) that are, become, or are found by a court, governmental agency, regulatory body, or adjudicative body to be, invalid, illegal or unenforceable in any respect under any law or regulation (other than by reason of such provision being extended over too great a time, too large a geographic area or too great a range of activities) shall read in its entirety as “[INTENTIONALLY OMITTED]” and any references to any such provisions and terms defined in such provisions shall be deleted.

(h)The last sentence of Section 11 shall be deleted.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates shown below to be effective on the Effective Date.
COMPANY:
ASHFORD HOSPITALITY ADVISORS LLC
By:        /s/ ERIC BATIS
Name:    ERIC BATIS
Title:    Chief Executive Officer
Date:    August 24, 2023
EXECUTIVE:
/s/ DERIC S. EUBANKS
DERIC S. EUBANKS
Date: August 24, 2023

    30